Exhibit 10.05c

PRAXAIR, INC.

EQUALIZATION BENEFIT PLAN

(AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2007)

PRAXAIR, INC.

EQUALIZATION BENEFIT PLAN

General

This Equalization Benefit Plan (the “Plan”) is maintained by Praxair, Inc. (the “Corporation”), is completely separate from the Praxair Pension Plan (the “Pension Plan”), and is not funded or qualified for special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of this Plan is to restore retirement benefits to those Pension Plan participants, and to the spouses or beneficiaries of such participants, whose retirement benefits under the Pension Plan are, or will be, reduced by the limitations imposed by Section 415 of the Code, as from time to time amended (collectively referred to herein as “Participants”). At its inception, this Plan assumed the liabilities under the Equalization Benefit Plan for Participants of the Retirement Program Plan for Employees of Union Carbide Corporation and its Participating Subsidiary Companies, with respect to employees of the Corporation.

This Plan operates in conjunction with the Pension Plan, the Praxair, Inc. Supplemental Retirement Income Plan A (the “SRIP A”) and the Praxair, Inc. Supplemental Retirement Income Plan B (the “SRIP B”) to provide retirement benefits to Participants. Each of these four plans must be read together in the following order to determine the total Praxair retirement benefit payable to, or on behalf of, a Participant:

•	Praxair Pension Plan

•	Praxair, Inc. Equalization Benefit Plan

•	Praxair, Inc. Supplemental Retirement Income Plan A

•	Praxair, Inc. Supplemental Retirement Income Plan B

In no event shall any benefit payable to or on behalf of a Participant under this Plan duplicate the benefit payable to or on behalf of such Participant under the Pension Plan, the SRIP A and/or the SRIP B.

This Plan has been amended and restated in its entirety effective as of December 31, 2007.

ARTICLE I

EBP Benefits

Section 1. Beginning as of January 1, 2002, each Participant shall be designated as either an Account-Based Participant or a Traditional-Design Participant. This designation shall be consistent with such Participant’s method of benefit accrual under the Pension Plan.

Any Participant in the Pension Plan, or such Participant’s surviving spouse or beneficiary, shall be entitled to a benefit, payable hereunder in accordance with this Plan, calculated under either A or B below (referred to herein as the “EBP Benefit”).

A. Amount of EBP Benefit for Traditional-Design Participants. The EBP Benefit hereunder payable to a Traditional-Design Participant or his or her surviving spouse shall be equal to the excess of (a) minus (b), if any, determined as of termination of employment, where (a) and (b) are defined as follows:

(a) equals the amount of such Participant’s or surviving spouse’s annual benefit under the Pension Plan computed under the provisions of the Pension Plan without regard to the limitations of Code Section 415; and

(b) equals the amount of such Participant’s or surviving spouse’s annual benefit actually payable under the Pension Plan.

B. Amount of EBP Benefit for Account-Based Participants. The EBP Benefit hereunder payable to or on behalf of an Account-Based Participant shall be equal to the excess of (a) minus (b), if any, determined as of termination of employment, where (a) and (b) are defined as follows:

(a) equals the Account-Based Account (as defined in the Pension Plan) which the Participant would have had at such time under the Pension Plan as if such amounts had been determined without applying the limitations of Code Section 415; and

(b) equals the actual Account-Based Account which the Participant has at such time under the Pension Plan.

C. Provisions Common to All Participants

(a) If a Participant satisfies the requirements for a survivor’s benefit, the amount of EBP Benefit which such Participant would otherwise have received shall be reduced by applying the same factor used in the Pension Plan in connection with survivor’s benefits.

(b) The amount of EBP Benefit payable to the eligible survivor of a Participant shall be calculated in the same manner that such survivor’s benefit is calculated under the Pension Plan.

(c) With respect to any benefit hereunder payable to a “spouse,” the determination of whether a person constitutes an eligible spouse shall be made under the same criteria as apply under the Pension Plan.

ARTICLE II

Vesting

Section 1. Except as otherwise provided herein, a Participant will be vested in such Participant’s right to receive EBP Benefits in the same manner and to the same extent as provided under the Pension Plan.

ARTICLE III

EBP Benefit Payments

Section 1. For Traditional-Design Participants, payments shall be made as follows:

(a) For Traditional-Design Participants who terminate employment at a time when they would be immediately eligible to commence a benefit under the Pension Plan, a single life annuity (or a 50% joint and survivor annuity for such Participants who are married at the time of their termination of employment) will commence to be paid as of the first of the month coincident with or next following such termination, and a lump sum payment of all remaining EBP Benefits due hereunder shall be made on or about July 1 of the year immediately following the year of such termination (the year of termination is hereinafter referred to as the “Termination Year”). Where such Participant has commenced a 50% joint and survivor annuity, and such Participant’s spouse dies during the annuity payment period, the Participant’s EBP Benefit will be increased to eliminate the cost of the survivor benefit. Notwithstanding the foregoing, if such Participant is a Specified Employee (as such term is defined in Code Section 409A) no annuity benefits shall be paid during the six month period after the Participant’s termination of employment (the “Delay Period”), and at the conclusion of the Delay Period any annuity benefits which would otherwise have been paid during the Delay Period shall be paid in a single sum which shall include interest at the interest rate used for determining Actuarial Equivalence, as then in effect under the Pension Plan. Annuity benefits shall then commence and continue until a lump sum payment is due pursuant to the first sentence of this paragraph.

(b) For Traditional-Design Participants who terminate employment at a time when they would not be immediately eligible to commence a benefit under the Pension Plan, a lump sum payment of all EBP Benefits due hereunder, (taking into account the value of the 50% joint and survivor form of benefit if the Participant is married at the time of termination of employment), shall be made on or about July 1 of the year immediately following the Termination Year. If such Participant’s spouse dies prior to the date of such lump sum payment, the Participant’s benefit shall not be reduced to reflect the cost of the survivor benefit.

(c) Lump sum payments shall be calculated using a discount rate equal to the 10 year Aaa municipal bond rate as published by Moody’s or a similar rating service for the third month prior to the month payments commence.

(d) Notwithstanding the foregoing, a Traditional-Design Participant described in Article III, Section 1(a) may elect to receive a lump sum payment of such Participant’s remaining unpaid EBP Benefit in January of the year following the Termination Year, provided that such election must either:

(i) be made during 2007 by a Participant who terminates employment in 2007, and relate to a lump sum benefit otherwise not scheduled to be paid in 2007; or

(ii) be made during 2008 by a Participant who terminates employment on or after January 1, 2008 but before July 1, 2008, and relate to a lump sum benefit otherwise not scheduled to be paid in 2008.

(e) Notwithstanding any provision of this Plan to the contrary, a Traditional-Design Participant (or the surviving spouse of such Participant) who terminated employment prior to

January 1, 2009 and who has not previously commenced payment of his or her vested EBP Benefit, shall receive a lump sum payment of all vested EBP Benefits (taking into account the value of the 50% joint and survivor form of benefit, if applicable) as soon as administratively practicable after January 1, 2009, but in no event later than December 31, 2009.

Section 2. (a) For Account-Based Participants who terminate employment on or after November 1 of a year and prior to May 1 of the following year, a lump sum of their EBP Benefit shall be paid on or about July 1 of that following year. For Account-Based Participants who terminate employment on or after May 1 and prior to November 1 of a year, a lump sum of their EBP Benefit shall be paid on or about January 1 of the following year. (By way of example, an Account-Based Participant who terminates employment in December, 2008, and an Account-Based Participant who terminates employment in April, 2009, would each receive a lump sum in July, 2009. An Account-Based Participant who terminates employment in June, 2009, would receive a lump sum in January, 2010.) Notwithstanding the foregoing, if such Participant is a Specified Employee (as such term is defined in Code Section 409A) no payment shall be made until the later of the date determined above and the date which is six months after the Participant’s termination of employment.

(b) Such lump sum payment shall be calculated utilizing the factors described for lump sum payments under Section 5.7(b) (or any successor provision governing calculations of Account-Based lump sums) of the Pension Plan.

(c) Notwithstanding any provision of this Plan to the contrary, an Account-Based Participant (or the surviving spouse of such Participant) who terminated employment prior to January 1, 2009 and who has not previously commenced payment of his or her vested EBP Benefit, shall receive a lump sum payment of all vested EBP Benefits (taking into account the value of the 50% joint and survivor form of benefit, if applicable) as soon as administratively practicable after January 1, 2009, but in no event later than December 31, 2009.

Section 3. In the event of a Change in Control, all EBP Benefits not yet paid under this Plan shall become immediately vested and shall be paid in a lump sum payment, calculated as otherwise described herein, as soon as administratively possible following the date of such Change in Control, but no later than 90 days after such date. For this purpose, Change in Control shall mean the occurrence of any one of the following events with respect to the Corporation:

(a) during a 12-month period, a majority of the individuals who constitute the Corporation’s Board of Directors are replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(b) any one person, or more than one person acting as a group, becomes owner as defined in Section 318(a) of the Internal Revenue Code of 1986 (the “Code”) (or has become owner during the 12-month period ending on the date of the most recent acquisition by such person or group), of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Corporation or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Corporation or any of its subsidiaries, or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities.

(c) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition(s); provided, however, that a transfer of assets by the Corporation is not treated as a Change in Control if the assets are transferred to: (A) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all outstanding stock of the Corporation; or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in the previous subsection (C). For purposes of this paragraph, (1) gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, and (2) a person’s status is determined immediately after the transfer of the assets.

(d) any one person, or more than one person acting as a group, becomes owner, as defined in Section 318(a) of the Code, of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of stock of the Corporation; provided, however, that if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of stock of the Corporation, the acquisition of additional stock by the same person is not considered to cause a Change in Control. This paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in the Corporation remains outstanding after the transaction.

For purposes of this definition of Change in Control:

(i) a “person” shall be as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

(ii) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction with the Corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in the corporation prior to the transaction giving rise to the Change in Control and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the Corporation at the same time, or as a result of the same public offering.

Section 4. In the event of a domestic relations order requiring the partition of a Participant’s EBP Benefit, the benefit assigned to an alternate payee shall be paid out in a single lump sum, at the time indicated in such an order accepted by the Corporation, calculated as described in Section 1 or 2 of this Article III, as applicable.

Section 5. Any EBP Benefit which is payable upon a termination of employment or similar event, shall be payable only where such termination of employment or similar event would constitute a “separation from service” with the Corporation and its affiliates under Code Section 409A and the regulations thereunder.

Section 6. (a) (i) In the event a Traditional-Design Participant described in Article III, Section 1(a) dies after terminating employment while receiving a 50% joint and survivor annuity, but before receiving the lump sum payment described in such Section, such

Participant’s surviving spouse will receive a 50% annuity from the Participant’s date of death through June of the year following the Termination Year, and a lump sum payment of the remaining value of such 50% spousal annuity on or about July 1 of the year immediately following the Termination Year. If such Participant’s spouse does not survive the Participant, no further EBP Benefit will be payable.

(ii) In the event a Traditional-Design Participant described in Article III, Section 1(a) dies after terminating employment while receiving a single life annuity, then the Participant’s dependent children, if any, shall receive a 50% annuity, divided equally among them, payable until the earlier of age 23 or June 30 of the year immediately following the Termination Year, and a lump sum payment of the remaining value of such 50% annuity on or about July 1 of the year immediately following Termination Year. The lump sum value shall be calculated based on an annuity payable until the attainment of age 23. If there is no dependent child, then the Participant’s dependent parents, if any, shall receive a 50% annuity, divided equally among them, payable until the earlier of their respective deaths or June 30 of the year immediately following the Termination Year, with a lump sum payment of the remaining value of such 50% annuity on or about July 1 of the year immediately following the Termination Year. If such Participant has neither dependent children or dependent parents at the time of his or her death, no further EBP Benefit will be payable.

(iii) If one or more of the multiple recipients receiving the 50% annuity ceases to be eligible to continue to receive such recipient’s share as the result of such recipient’s death, or attainment of age 23 in the case of a dependent child, the remaining recipients shall continue to draw only their respective shares.

(b) (i) In the event a Traditional-Design Participant described in Article III, Section 1(b) dies after terminating employment, but before receiving a lump sum payment, such Participant’s spouse, if such Participant was married at the time of terminating employment, will receive a lump sum payment of the value of a 50% annuity on or about July 1 of the year immediately following the Termination Year. If such Participant’s spouse does not survive the Participant, no further EBP Benefit will be payable.

(ii) In the event such Participant has no spouse at the time of termination, the lump sum value of a 50% annuity to age 23 shall be paid pro-rata to any surviving dependent children on or about July 1 of the year following the Termination Year.

(iii) In the event such Participant has no spouse or dependent children at the time of termination, the lump sum value of a 50% annuity shall be paid in equal shares to any surviving dependent parents on or about July 1 of the year following the Termination Year.

(iv) In the event such Participant has no spouse, dependent children or dependent parents at the time of termination, no EBP Benefit will be payable.

(c) In the event a Traditional-Design Participant dies while employed by the Corporation, such Participant’s spouse, if such Participant was married at the time of death, will receive a 50% annuity from the Participant’s date of death through June of the year following the Termination Year, and a lump sum payment of the remaining value of such 50% annuity on or about July 1 of the year immediately following the Termination Year. If such spouse dies while receiving the 50% annuity, such annuity will continue to any dependent children, divided equally among them and payable until the earlier of age 23 or June 30 of the year immediately following the Termination Year, and a lump sum payment of the remaining value of such 50% annuity on or about July 1 of the year immediately following Termination Year. The lump sum value shall be calculated based on an annuity payable until the attainment of age 23. If one or more of the multiple recipients receiving the 50% annuity ceases to be eligible to continue to receive such recipient’s share as the result of such recipient’s death or attainment of age 23, the remaining recipients shall continue to draw only their respective shares.

(d) In the event a Traditional-Design Participant dies while employed by the Corporation and is not married at the time of his or her death, the Participant’s dependent children, if any, shall receive a 50% annuity, divided equally among them, payable until the earlier of age 23 or June 30 of the year immediately following the Termination Year, and a lump sum payment of the remaining value of such 50% annuity on or about July 1 of the year immediately following Termination Year. The lump sum value shall be calculated based on an annuity payable until the attainment of age 23. If there is no dependent child, the 50% annuity shall be divided and paid in equal shares to any surviving dependent parent of the deceased Participant until the earlier of their respective deaths or June 30 of the year immediately following the Termination Year, with a lump sum payment of the remaining value of such 50% annuity on or about July 1 of the year immediately following the Termination Year. If such Participant has neither dependent children or dependent parents at the time of his or her death, no further EBP Benefit will be payable.

(e) For the purposes of this Section 6, “dependent children” and “dependent parent” shall have the same meaning as in the Pension Plan.

(f) In the event an Account-Based Participant dies, either before or after terminating employment with the Corporation, the spouse of such Participant (or if no spouse, the designated beneficiary) will receive a lump sum payment of the value of the Participant’s EBP Benefit calculated as described in Article III, Section 2(b). If such death occurs on or after

November 1 of a year and prior to May 1 of the following year, such lump sum shall be paid on or about July 1 of that following year. If such death occurs on or after May 1 and prior to November 1 of a year, such lump sum shall be paid on or about January 1 of the following year.

Section 7. A Participant who satisfies criteria determined by the Corporation’s Vice-President Human Resources (a “Designated Participant”), may elect during a designated period in 2008 to opt out of the standard form of payment described in Article III, Sections 1(a), 1(b) and 2(a), all of which provide for an eventual lump sum payment on dates specified in each of those Sections, and instead elect to receive payment of his or her EBP Benefit in the form of either a single life annuity (with no survivor benefit of any kind) or a 50% or 75% joint and survivor annuity with the Designated Participant’s spouse as beneficiary, determined in each case, in a manner consistent with the provisions of the Pension Plan. Any such election made by a Designated Participant with respect to his or her EBP Benefit must be consistent with the election made by such Designated Participant with respect to his or her benefits, if any, under the SRIP A and/or SRIP B. A Designated Participant’s election to receive payment of his or her EBP Benefit in an annuity form pursuant to this Section shall be valid if, and only if, such Designated Participant attains age 50 prior to the date of his or her termination of employment. In the event a Designated Participant terminates employment prior to attaining age 50, any election made pursuant to this Section shall not be effective and such Designated Participant’s EBP Benefit will be paid at the same time and in the form as the standard form of payment described in Article III, Sections 1(a), 1(b) and 2(a), as applicable. EBP Benefits payable in an annuity pursuant to a Designated Participant’s valid election under this Section shall commence as of the first of the month coincident with or next following such Designated Participant’s termination of employment for any reason; provided, however, that if such Designated

Participant is a Specified Employee (as such term is defined in Code Section 409A) no annuity benefits shall be paid during the six month period after the Participant’s termination of employment (the “Delay Period”), and at the conclusion of the Delay Period any annuity benefits which would otherwise have been paid during the Delay Period shall be paid in a single sum which shall include interest at the interest rate used for determining Actuarial Equivalence, as then in effect under the Pension Plan. In the event a Designated Participant made a valid election to receive payment of his or her EBP Benefit in the form of a joint and survivor annuity and has no spouse at the time payment of his or her EBP Benefit commences, such Designated Participant’s EBP Benefit shall be paid in the form of a single life annuity. In addition, in the event a Designated Participant commenced payment of his or her EBP Benefit in the form of a joint and survivor annuity with his or her spouse as beneficiary and is predeceased by his or her spouse, the Designated Participant’s EBP Benefit shall be increased prospectively to eliminate the cost of the survivor benefit. Notwithstanding any provision in this Plan to the contrary, a Designated Participant may include a Traditional-Design Participant who terminated employment in 2008 and commenced payment of his or her EBP Benefit in an annuity form pursuant to Article III, Section 1(a) and, in such case, EBP Benefits payable pursuant to such a Designated Participant’s election under this Section shall be paid in the elected annuity form for the Participant’s life expectancy or the life expectancies of such Participant and his or her spouse, as applicable, with no eventual lump sum payment.

ARTICLE IV

Miscellaneous

Section 1. (a) The Corporation, by action of its Board of Directors (the “Board”) (or, for amendments with no incremental cost or increase to benefits, by action of the Vice-President,

Human Resources), may amend this Plan at any time, but any such amendment shall not adversely affect the rights of any Participant, spouse or beneficiary then receiving EBP Benefits under this plan, or the vested rights of any Participant.

(b) The Board may terminate this Plan at any time and distribute all EBP Benefits so long as such termination and distribution meets (i), (ii) or (iii) below:

(i) The termination and distribution takes place within 12 months of the Corporation’s corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), and the deferred amounts are included in Participants’ gross incomes in the earliest of (x) the taxable year in which the amount is actually received, or (y) the latest of the following (I) the calendar year in which the Plan termination and liquidation occurs; (II) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (III) the first calendar year in which the payment is administratively practicable;

(ii) The termination and distribution is pursuant to irrevocable action taken by the Corporation within 30 days before, or 12 months following, a Change in Control, provided that all other plans that allow employees to make non-qualified deferrals that are aggregated with this Plan are terminated and liquidated such that all deferred compensation under the terminated plans and this Plan is paid out within 12 months of the date the Corporation takes all necessary action to terminate and liquidate the plans; or

(iii) The Corporation’s determination to terminate and liquidate the Plan does not occur proximate to a downturn in the financial health of the Corporation, the Corporation terminates and liquidates all plans that would be aggregated with this plan if the Participants in the Plan had deferrals of compensation under the other plans, no distributions under the Plan are made within 12 months of the date the Corporation takes all necessary action to irrevocably terminate and liquidate the Plan (other than making payments that would be made regardless of whether the action to terminate and liquidate the plan had occurred), and payments are made within 24 months of the date the Corporation takes all action to irrevocably terminate and liquidate the plan.

Section 2. Except to the extent required by law or pursuant to a domestic relations order (as defined in Code Section 414(p)(1)(B) or a successor section), no assignment of the rights and interests of a Participant or survivor under this plan will be permitted nor shall such rights be subject to attachment or other legal processes for debts.

Section 3. If the Compensation and Management Development Committee of the Board (the “Committee”) determines, after a hearing, that a Participant who is eligible to receive or is receiving EBP Benefits hereunder has engaged in any activities which, in the opinion of the Committee, are detrimental to the interests of, or are in competition with, the Corporation or any of its subsidiaries, such benefits shall thereupon be terminated.

Section 4. The Corporation may satisfy all or any part of its obligation to provide benefits hereunder by purchasing, and distributing to a Participant or survivor, an annuity from an insurance carrier to provide such benefits. The Corporation shall be relieved of any obligation it might otherwise have under this Plan to the extent such benefits were provided to the Participant or survivor through an annuity purchased by Union Carbide Corporation.

Section 5. The Committee shall have full discretionary authority to interpret and construe the Plan and shall supervise the administration and interpretation of the Plan, establish administrative regulations to further the purpose of the Plan and take any other action necessary to the proper operation of the Plan. The Committee may delegate to one or more of its members or any other person, the right to act on its behalf in any matter connected with the administration of the Plan and has delegated authority for the Plan’s day-to-day administration to the Corporation’s Human Resources Department. All decisions and acts of the Committee or its designee shall be final and binding upon all Participants, their beneficiaries and all other persons.

Section 6. The titles given herein to Sections and subsections are for reference only and are not to be used to interpret the provisions of the Plan.

Section 7. All questions pertaining to construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with Connecticut law.

Section 8. The Corporation is not required to, and will not, for purposes of funding the Plan, segregate any monies from its general funds, create any trusts, or make any special deposits, and the right of a Participant or any other person to receive benefits under the Plan shall be no greater than the right of an unsecured general creditor of the Corporation.

Section 9. This Plan is intended to constitute a “nonqualified deferred compensation plan” within the meaning on Code Section 409A(d)(1), and is to be construed and administered in a manner consistent therewith.

IN WITNESS WHEREOF, and as evidence of the adoption of this Plan, the Corporation has caused this instrument to be signed by its duly authorized officer this      day of December, 2008.

PRAXAIR, INC.

By:
Sally Savoia Vice President, Human Resources

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